Exhibit 10.8
SUBLEASE RENEWAL AGREEMENT
887 Great Northern Way, Vancouver
THIS AGREEMENT, dated the 18th day of May, 2016 (the “Effective Date”),
BETWEEN: DISCOVERY PARKS REALTY CORP.
(the “Sublandlord”)
AND: QLT INC.
(the “Subtenant”)
WITNESSES THAT WHEREAS:
A.By a lease (the “Head Lease”) executed as of the 5th day of April, 2013, Dundee Properties Limited Partnership and 560677 B.C. Ltd. (together, the “Head Landlord”) leased to Discovery Parks Holdings Ltd., in its capacity as trustee of Discovery Parks Trust (“DPT”), upon and subject to the terms of the Head Lease, certain premises (the “Leased Premises”) located in the building with a civic address at 887 Great Northern Way, Vancouver, British Columbia, which premises are more particularly described in the Head Lease and shown on the floor plan annexed as Schedule “A” to the Head Lease;
B.The Sublandlord is the successor in interest to all right and interest of DPT in and to the Head Lease and the Leased Premises;
C.Pursuant to a sublease dated for reference June 2, 2015 (the “Original Sublease”), the Sublandlord sublet to the Subtenant a portion of the Leased Premises (the “Original Sublet Premises”), which Original Sublet Premises were described in Recital C of the Sublease as comprising a portion of the second floor of the Building and containing approximately 5,850 square feet of Rentable Area (“Premises A”), together with another portion of the second floor of the Building and containing approximately 2,275 square feet of Rentable Area (“Premises B1 and B2”);
D.Pursuant to a sublease amending and expansion agreement dated for reference the 4th day of January, 2016 but effective the 1st day of January, 2016 (the “First Sublease Amending Agreement”, and together with the Original Sublease, the “Sublease”), the parties amended the Sublease to include additional premises located on the second floor of the Building and containing approximately 350 square feet of Rentable Area (“Premises B3”, and together with Premises B1 and B2, “Premises B” and together with Premises “A”, the “Sublet Premises”) and to amend the expiration date for the Sublease Term to August 31, 2016; and
E.The parties wish to renew the Sublease for an additional period of one year less a day on the terms and conditions hereinafter set forth.
NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements between the parties to this Agreement and the sum of Ten Dollars ($10.00) now paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:
1.0Interpretation
1.1 Unless otherwise defined in this Agreement, capitalized terms used in this Agreement have the meanings ascribed to them in the Sublease.
2.0Sublease Renewal
2.1 The Sublandlord and Subtenant acknowledge and agree that the Sublease in respect of the Sublet Premises is hereby renewed for an additional term of one year less a day commencing on September 1, 2016 and expiring on August 30, 2017 (the “Renewal Term”) on all of the terms and conditions of the Sublease except as amended hereby.
2.2 For certainty, the parties acknowledge and agree that any reference in the Sublease to any rights to rent free periods or requirements on the Sublandlord’s part to pay to the Subtenant any tenant improvement allowance, inducement or other amount will not apply to the Renewal Term, such rights and requirements being deemed to have expired with the expiry of the original Sublease Term.

3.0Condition of Sublet Premises
3.1 The Subtenant confirms that it accepts the Sublet Premises on an “as is” basis, and acknowledges that the Sublandlord has made no representations or warranties respecting the Sublet Premises.
4.0Sublease Gross Rent
4.1 The parties agree that the Sublease Gross Rent payable during the Renewal Term for the Sublet Premises pursuant to Section 4.2 of the Sublease will be equal to that paid during the original Sublease Term. For greater certainty, the Subtenant will pay to the Sublandlord as Sublease Gross Rent the following amounts during the Renewal Term:

(a)	$14,500 plus GST per month in respect of Premises A (being the sum of $13,000 per month plus GST in respect of Premises A1, and $1,500 per month plus GST in respect of Premises A2);

(b)	$5,500 plus GST per month in respect of Premises B1 and Premises B2 (being the sum of $2,000 per month plus GST in respect of Premises B1, and $3,500 per month plus GST in respect of Premises B2); and

(c)	$750 plus GST per month in respect of Premises B3.
5.0Sublease Amendments
5.1 From and after the Effective Date, the Sublease is hereby amended by deleting Sections 3.1 and 3.2 in their entirety.
6.0Sublease Remains in Force
6.1 Except as amended by this Agreement, all other terms and conditions contained in the Sublease remain unamended and in full force and effect.
7.0Binding Effect
7.1 This Agreement will enure to the benefit of the parties and their respective permitted successors and permitted assigns.
8.0Counterparts
8.1 This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one instrument and may be delivered by electronic means.
IN WITNESS WHEREOF the Sublandlord and the Subtenant have duly executed this Agreement as of the date and year first written above.
DISCOVERY PARKS REALTY CORP.
Per: /s/ Laura Cassin
Authorized Signatory

QLT INC.
Per: /s/ W. Glen Ibbott
Authorized Signatory